FOR IMMEDIATE RELEASE

February 4, 2009

Contact:  Susan Jordan

   732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

REPORTS THREE-MONTH EARNINGS

FREEHOLD, NJ, February 4, 2009........Monmouth Real Estate Investment Corporation (NASDAQ/MNRTA) reported net loss applicable to common shareholders of ($1,624,000) or ($0.07) per common share for the three months ended December 31, 2008, as compared to net loss applicable to common shareholders of ($853,000) or ($0.04) per common share for the three months ended December 31, 2007.  Funds from operation (FFO) per share excluding the non-cash impairment charges was $0.16 for the three months ended December 31, 2008 as compared to $0.14 for the three months ended December 31, 2007.  Net cash provided by operating activities for the quarter was $4,942,000.

A summary of significant financial information for the three months ended December 31, 2008 and 2007 is as follows:

      Three Months Ended

   December 31,

	2008	2007
Rental and Reimbursement Revenue	$10,369,000	$9,534,000
Total Expenses	$5,159,000	$4,759,000
Interest and Dividend Income	$659,000	$403,000
Loss on Securities Transactions, net	$(3,245,000)	$(2,296,000)
Net Loss Applicable to Common Shareholders	$(1,624,000)	$(853,000)
Net Loss Applicable to Common Shareholders Per Common Share	$(.07)	$(.04)
FFO (1)	$802,000	$1,571,000
FFO Per Common Share (1)	$.03	$.07
Weighted Avg. Common Shares Outstanding	24,611,000	23,948,000

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A summary of significant balance sheet information as of December 31, 2008 and September 30, 2008 is as follows:

	December 31, 2008	September 30, 2008
Total Real Estate Investments	$348,526,000	$349,353,000
Securities Available for Sale	$16,007,000	$21,006,000
Total Assets	$383,059,000	$389,078,000
Mortgage Notes Payable	$189,229,000	$191,948,000
Subordinated Convertible Debentures	$13,990,000	$14,990,000
Loans Payable	$19,069,000	$14,551,000
Total Shareholders’ Equity	$152,849,000	$159,911,000

Eugene W. Landy, President, commented on the results of the first quarter of fiscal year 2009,   “Our property portfolio totaling 6 million square feet is secured by long-term leases to investment grade tenants. This provides for consistent and visible income streams. Our occupancy rate continues to be strong totaling 96% at December 31, 2008.  Net cash provided by operating activities was $4,942,000 for the first quarter of fiscal 2009 versus $3,996,000 for the first quarter of fiscal 2008. Due to continued weakness in the equity markets, we recorded a non-cash impairment charge of $3.2 million or $0.13 per share, for investments in REIT securities that have declined in value and were considered other-than-temporarily impaired. The dividends received from our securities investments, which are mostly REIT preferred issues, continue to meet our expectations. It is our intent to hold these securities long-term and anticipate realizing satisfactory returns. FFO per share excluding the non-cash impairment charges was $0.16 per share for the first quarter of fiscal 2009 versus $0.14 per share for the first quarter of fiscal 2008.  This ‘recurring FFO per share’ demonstrates that the income from the Company’s property operations continues to grow.  At December 31, 2008 the Company had $5 million in cash, $16 million in REIT securities encumbered by $6.8 million in margin debt, and $3 million available on its line of credit.”

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Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of fifty-seven industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Notes:

(1)  Non-GAAP Information:  Funds from operations (FFO) is defined as net income applicable to common shareholders, excluding gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization.   FFO per share is defined as FFO divided by weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding the Company’s financial performance.

FFO and FFO per share (A) do not represent cash flow from operations as defined by generally accepted accounting principles; (B) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (C) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

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The Company’s FFO and FFO per share for the three months ended December 31, 2008 and 2007 are calculated as follows:

                       Three Months Ended

	12/31/08	12/31/07

Net Loss	($994,000)	($223,000)
Accumulated Preferred Dividend	(630,000)	(630,000)
Depreciation Expense	2,117,000	1,851,000
Depreciation Expense Related to Discontinued Operations	-0-	38,000
Amortization of In-Place Lease Intangible Assets	309,000	535,000
FFO	$802,000	$1,571,000

Weighted Ave. Common Shares Outstanding	24,611,000	23,948,000
FFO Per Common Share	$.03	$.07

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended December 31, 2008 and 2007:

		Three Months Ended
	12/31/08	12/31/07

Operating Activities	$4,942,000	$3,996,000
Investing Activities	(2,912,000)	(15,931,000)
Financing Activities	(2,356,000)	6,479,000

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The following is the net loss per common share for the three months ended December 31, 2008 and 2007:

	Three Months Ended
	12/31/08	12/31/07

BASIC EARNINGS – PER SHARE
Loss from Continuing Operations	($.04)	($.02)
Less: Accumulated Preferred Dividend	(.03)	(.03)
Income from Discontinued Operations	-0-	.01
Net Loss Applicable to Common Shareholders – Basic	($.07)	($.04)

DILUTED EARNINGS – PER SHARE
Loss from Continuing Operations	($.04)	($.02)
Less: Accumulated Preferred Dividend	(.03)	(.03)
Income from Discontinued Operations	-0-	.01
Net Loss Applicable to Common Shareholders – Diluted	($.07)	($.04)

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